Exhibit 99.1
Contact:
Analysts/Investors
Frank A. Carchedi, Chief Financial Officer
CoStar Group, Inc.
(301) 215-8276
fcarchedi@costar.com
Media
Henry Stoever, Vice President of Marketing
CoStar Group, Inc.
(301) 215-8336
hstoever@costar.com
CoStar Group, Inc. Announces Fourth Quarter and Year-End 2005 Results; EBITDA Increased 66%
During 2005
Company Increases Revenues 20% Year-over-Year; Completes 21-Market Expansion; Poised to
Execute Major Retail Initiative
BETHESDA, MD – February 15, 2006 – CoStar Group, Inc. (NASDAQ: CSGP) today announced a significant quarterly increase in EBITDA (earnings before interest, taxes, depreciation and amortization), up by 66% from $4.2 million in the first quarter of 2005 to $7.0 million in the fourth quarter of 2005. With the release of the Milwaukee, WI database, the Company also announced the completion of its 21-market expansion, which began in May 2004.
Year 2004-2005 Quarterly Results
($’s in millions, except per share data)

	2004				2005
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4

Revenues	$26.3	$27.5	$28.6	$29.7	$31.3	$32.9	$34.3	$35.8
EBITDA	4.5	4.6	5.1	5.5	4.2	4.2	3.7	7.0
Net income	1.5	1.7	2.4	19.4	1.0	1.1	1.1	3.2
Net income per share — diluted	0.08	0.09	0.13	1.03	0.05	0.06	0.06	0.17
Weighted average outstanding shares — diluted	18.7	18.8	18.9	18.9	18.9	18.9	19.1	19.2

Revenues for the year ended December 31, 2005 were $134.3 million, an increase of 19.9% over revenues of $112.1 million in 2004. Subscription-based revenue growth was supported by strong renewal rates, which increased from approximately 93.0% in the fourth quarter of 2004 to approximately 94.4% in the fourth quarter of 2005.
Revenues for the fourth quarter ended December 31, 2005 grew 4.3% sequentially versus the third quarter of 2005, and 5.2% during the same period in the core U.S. subscription based-services. CoStar has reported sequential revenue increases in every quarter since its IPO in 1998.
CoStar’s EBITDA increased 26.2% to $7.0 million for the fourth quarter of 2005 compared to EBITDA of $5.5 million for the fourth quarter of 2004. For the quarter ended December 31, 2005, net income was $3.2 million or $0.17 per share compared to $19.4 million or $1.03 per share for the fourth quarter of 2004, which included a one-time income tax credit of approximately $16.7 million primarily related to the reversal of the Company’s previously recorded valuation allowance against net operating loss carryforwards.
For the year ended December 31, 2005, EBITDA was $19.1 million, including a one-time pre-tax restructuring charge of $2.2 million, resulting from the closing of the Mason, OH operation in the third quarter of 2005, compared to EBITDA of $19.8 million in 2004. As of December 31, 2005, the Company had $134.2 million in cash, cash equivalents and short-term investments. The Company has no long-term debt.
“We ended a very good year with an outstanding quarter in terms of sales,” said CoStar Group President and CEO Andrew C. Florance. “In fact, December 2005 and January 2006 were our highest subscription months ever. While the majority of our revenue growth and revenues are still coming from our original core markets, our 21-market expansion is now complete. In aggregate, the markets that have been open for 6 months or more are profitable, and we expect that all our expansion markets, in aggregate, will be profitable this year.”

In these expansion markets, the Company finished the project of photographing approximately 246,000 properties and researching over 5 billion square feet of gross building area. Now, this phase is complete, and the cost structure for these markets is expected to decline. The Company has signed up 231 new customers in expansion markets and believes that as CoStar services gain wider adoption that many more will follow.
While the Company may open several additional markets in 2006, the major 21-market expansion is complete. The Company is now focused on a new key growth initiative: expanding coverage of retail information. The Company believes its retail offering is revolutionary and will completely change the way retailers, owners and retail brokers conduct their jobs.
Says Florance, “The retail market is huge, and we believe there is a clear need for our service. Retailers are trying to open or close stores more effectively, developers are searching for the right mix of retail tenants and brokers are trying to make a living on this information-starved business. We see multiple opportunities for success here.”
Continued Florance, “We’re in a unique position. Our core business has proven high margins and strong cash flow, and we have the capital to invest in a long-term retail strategy. We’re currently the only real estate information provider with the scale, experience and infrastructure to meet the retail industry’s information needs, which is why we believe no other competitor is serving the retail industry today.”
“In addition, we believe the interests of all parties in the retail industry are aligned with our own. In fact, we have been overwhelmed with support and encouragement from everyone who has seen our retail offering. It packages traditional CoStar Property Professional services with geographic and retailer-specific tenant information and Claritas demographic details. It includes a new, powerful proximity search capability with on-the-fly mapping and customized reporting capability.”
The Company is on target to add retail to its core products by the May 2006 International Council of Shopping Centers (ICSC) Conference.

2006 Outlook
“For 2006, we expect organic revenue growth of approximately 18.0% to 22.0%,” stated CoStar Group Chief Financial Officer Frank A. Carchedi, “with sequential quarterly growth in the range of 3.5% to 6.5% per quarter. We expect a sequential increase in revenue from the fourth quarter of 2005 to the first quarter of 2006 of approximately 3.5% to 5.0%. We expect 2006 fully diluted net income per share of approximately $0.45 to $0.60, which includes an estimated $5.0 to $6.0 million in non-cash equity compensation charges for current restricted stock grants and previously granted, unvested stock options. For the first quarter of 2006, we expect fully diluted net income per share of approximately $0.05 to $0.10. Our expected results throughout 2006 will be fully taxed at approximately 42.5% to 43.5% effective rate.”
Included in the Company’s 2006 earnings guidance is an estimated $12.0 million of pre tax expenses, or $0.35 per share related to the expansion of retail coverage, including personnel, marketing and overhead expenses.
The Company expects capital expenditures for 2006 to range from $12.0 to $15.0 million, including significant investments in building photography for the planned retail expansion as well as server equipment and workstations to support ongoing operations.

CoStar Group, Inc.
Condensed Consolidated Statements of Operations-Unaudited
(in thousands, except per share data)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2005	2004	2005	2004
Revenues	$35,804	$29,741	$134,338	$112,085
Cost of revenues	11,959	9,412	44,286	35,384

Gross margin	23,845	20,329	90,052	76,701

Operating expenses:
Selling and marketing	9,103	7,909	38,351	29,458
Software development	2,666	2,177	10,123	8,492
General and administrative	6,828	6,991	27,550	27,654
Restructuring charge	—	—	2,217	—
Purchase amortization	1,109	1,069	4,469	4,351

	19,706	18,146	82,710	69,955

Income from operations	4,139	2,183	7,342	6,746
Other income, net	1,200	479	3,455	1,314

Income before income taxes	5,339	2,662	10,797	8,060
Income tax expense (benefit), net	2,136	(16,739)	4,340	(16,925)

Net income	$3,203	$19,401	$6,457	$24,985

Net income per share — basic	$0.17	$1.06	$0.35	$1.38

Net income per share — diluted	$0.17	$1.03	$0.34	$1.33

Weighted average outstanding shares — basic	18,640	18,299	18,453	18,165

Weighted average outstanding shares — diluted	19,182	18,925	19,007	18,827

Reconciliation of Non-GAAP Financial Measures with Net Income

Net income	$3,203	$19,401	$6,457	$24,985
Purchase amortization in cost of revenues	258	557	1,250	2,453
Purchase amortization in operating expenses	1,109	1,069	4,469	4,351
Depreciation and other amortization	1,457	1,707	5,995	6,206
Interest income, net	(1,200)	(479)	(3,455)	(1,314)
Income tax expense (benefit), net	2,136	(16,739)	4,340	(16,925)

EBITDA	$6,963	$5,516	$19,056	$19,756

CoStar Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$28,065	$36,807
Short-term investments	106,120	80,262
Accounts receivable, net	5,673	3,921
Deferred income taxes	4,475	4,177
Prepaid and other current assets	2,205	1,916

Total current assets	146,538	127,083

Deferred income taxes	18,690	21,487
Property and equipment, net	15,144	13,489
Goodwill, net	43,563	41,937
Intangible and other assets, net	22,847	27,657
Deposits	1,277	1,038

Total assets	$248,059	$232,691

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$14,399	$12,916
Deferred revenue	7,638	6,292

Total current liabilities	22,037	19,208

Deferred income taxes	1,226	2,539

Stockholders’ equity	224,796	210,944

Total liabilities and stockholders’ equity	$248,059	$232,691

Reconciliation of Non-GAAP Financial Measures with 2004-2005 Quarterly Results
(in millions)

	2004				2005
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4

Net income	$1.5	$1.7	$2.4	$19.4	$1.0	$1.1	$1.1	$3.2
Purchase amortization	1.7	1.8	1.7	1.6	1.6	1.5	1.3	1.4
Depreciation and other amortization	1.5	1.4	1.4	1.7	1.6	1.5	1.4	1.5
Interest income, net	(0.2)	(0.3)	(0.3)	(0.5)	(0.6)	(0.7)	(0.9)	(1.2)
Income tax expense (benefit), net	—	—	(0.1)	(16.7)	0.6	0.8	0.8	2.1

EBITDA	$4.5	$4.6	$5.1	$5.5	$4.2	$4.2	$3.7	$7.0

Management will conduct a conference call to discuss earnings results for the quarter and year ended December 31, 2005, and the financial outlook for 2006 at 11:00 a.m. EST, Thursday, February 16, 2006. This conference call will be broadcast live over the Internet at www.costar.com/corporate/investor. If you would like to join by telephone, please call (800) 329-4405 within the United States or (706) 634-0964 outside the United States. A telephonic replay of the conference call will be available two hours after the live call concludes through midnight on February 23, 2006. The replay telephone number is (800) 642-1687 within the United States or (706) 645-9291 outside the United States. Refer to Conference ID 4962543. The replay will also be available over the Internet at www.costar.com/corporate/investor for a period of time following the call.
About CoStar Group, Inc.
CoStar Group, Inc. (NASDAQ: CSGP) is the leading provider of information services to commercial real estate professionals in the United States and the United Kingdom. CoStar’s suite of services offers customers access via the Internet to the most comprehensive database of commercial real estate information on 66 major U.S. markets, London and the United Kingdom. Based in Bethesda, MD, the Company has approximately 1,000 employees throughout the United States and the United Kingdom, including the largest professional research organization in the industry.

This news release includes “forward-looking statements” including, without limitation, statements regarding CoStar’s expectations, beliefs, intentions or strategies regarding the future. These statements are subject to many assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. More information about potential factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to, those stated in CoStar’s filings from time to time with the Securities and Exchange Commission, including CoStar’s Form 10-Q for the period ended September 30, 2005, under the heading “Risk Factors.” In addition to these statements, there can be no assurance that the expansion markets, in aggregate, will be profitable in 2006; that the timing as of which the various expansion markets reach profitability will continue at the same pace, or at all; that the cost structure for the expansion markets will decline; that CoStar’s services will gain wider adoption in the expansion markets and continue to attract new customers; that CoStar will be able to successfully open additional new markets in 2006; that CoStar’s retail offering is revolutionary and will change the way retailers, owners and retail brokers conduct their jobs; that CoStar is the only real estate information provider with the scale, experience and infrastructure to serve the retail industry; that no other company will be able to compete with CoStar’s retail offering; that the interests of all parties in the retail industry are aligned with CoStar’s interests; that CoStar will add retail to its core services by the May 2006 ICSC conference; that organic revenue growth or sequential quarterly revenue growth rates for 2006 will be as stated in this press release; that first quarter 2006 and year-ended 2006 fully diluted net income per share will be as stated in this press release; that the charges for non-cash equity compensation will be as stated in this press release; that the effective tax rate for 2006 will be as stated in this press release; that the expenses related to the expansion of retail coverage will be as stated in this press release; that capital expenditures for 2006 will be as stated in this press release; or, that the planned retail expansion will proceed as stated in this press release and result in the costs set forth or have the intended effects as stated in this press release. All forward-looking statements are based on information available to CoStar on the date hereof, and CoStar assumes no obligation to update such statements.